EXHIBIT 12
Statement Re:  Computation of Ratio of Earnings to Fixed Charges


                                     Period from
                                      Inception
                                      (July 10,
                                       1992) to                  Year Ended                    Nine Months Ended
                                     December 31,                December 31                      September 30
                                         1992        1993      1994      1995      1996        1996        1997
                                  -------------------------------------------------------    --------------------
                                                           (In thousands, except ratios)
Pretax income (loss) from
 continuing operations                  $ (23)       $(894)   $33,581  $107,826  $(65,932)    $(33,025)   $(62,459)

Interest                                    -          112      2,388     6,579    22,186       15,822      19,854
Interest portion of rental expense          -           45      1,575     4,172     5,275        2,936       3,166
                                  -------------------------------------------------------    ---------------------
 Earnings                               $ (23)       $(737)   $37,544  $118,577  $(38,471)    $(14,267)   $(39,439)
                                  ========================================================    ====================

Interest                                $   -        $ 112    $ 2,388  $  6,579  $ 22,186     $ 15,822    $ 19,854
Interest portion of rental expense          -           45      1,575     4,172     5,275        2,936       3,166
                                  -------------------------------------------------------    ---------------------
 Fixed Charges                          $   -        $ 157    $ 3,963  $ 10,751  $ 27,461     $ 18,758    $ 23,020
                                  =======================================================    =====================
Ratio of Earnings to Fixed Charges          - (1)        -(1)     9.5x     11.0x        -(1)         -(1)        -(1)
                                  =======================================================    =====================


(1) For the periods ended December 31, 1992, 1993, and 1996 and for the nine months ended September 30, 1996 and 1997, the Company's earnings were insufficient to cover fixed charges by $23,000, $894,000, $65,932,000, $33,025,000 and $62,459,000 respectively.